April 2022

Pricing Supplement No. 4,832

Registration Statement Nos. 333-250103; 333-250103-01

Dated April 22, 2022

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Commodities

Commodity-Linked Partial Principal at Risk Securities Based on the Performance of a Basket of Eight Commodities due October 26, 2023

Fully and Unconditionally Guaranteed by Morgan Stanley

The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley.  The securities will pay no interest, provide a minimum payment amount of only 97.00% of the stated principal amount and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document.  The payment at maturity will be greater than the $1,000 stated principal amount per security only if the basket performance is greater than zero, subject to the maximum payment amount of $1,250 per security, and equal to or less than the $1,000 stated principal amount per security if the basket performance is equal to or less than zero, subject to the minimum payment amount of $970 per security.  The securities are for investors who are willing to risk up to 3.00% of their principal, who seek a commodity based-return and who are willing to forgo current income and upside above the maximum payment amount in exchange for the repayment of 97.00% of principal at maturity plus the potential to receive a supplemental redemption amount, if any. Investors may lose up to 3.00% of the stated principal amount of the securities. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk.  If we default on our obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	April 22, 2022
Original issue date:	April 27, 2022 (3 business days after the pricing date)
Maturity date:	October 26, 2023
Aggregate principal amount:	$11,600,000
Basket:	Basket commodity	Bloomberg ticker symbol*	Weighting	Initial basket commodity price
	West Texas Intermediate light sweet crude oil futures contracts (“WTI crude oil”)	CL1	12.50%	$103.79
	Brent crude oil (“Brent crude oil”)	CO1	12.50%	$108.33
	Natural gas (“Natural gas”)	NG1	12.50%	$6.957
	Corn – CBOT (“corn”)	C 1	12.50%	799.25¢
	Soybeans – CBOT (“soybeans”)	S 1	12.50%	1,748.25¢
	Wheat – CBOT (“wheat”)	W 1	12.50%	1,068.00¢
	Copper grade A (“copper”)	LOCADY	12.50%	$10,268.00
	Zinc	LOZSDY	12.50%	$4,485.00
* Bloomberg ticker symbols are being provided for reference purposes only. The initial basket commodity price was determined and the final basket commodity price for each basket commodity will be determined based on the values published by the relevant exchange and, notwithstanding the Bloomberg ticker symbols provided for reference purposes above, such prices (in the case of WTI crude oil, Brent crude oil, natural gas, corn, soybeans and wheat) may be based on the second nearby month futures contract, as further described under “Commodity price” on page 2.
Payment at maturity:

If the basket performance is greater than zero:

$1,000 + supplemental redemption amount

Under no circumstances will the payment at maturity exceed the maximum payment amount of $1,250 per security.

If the basket performance is less than or equal to zero:

$1,000 + ($1,000 x basket performance)

If the basket performance is less than zero, this amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment at maturity be less than the minimum payment amount of $970 per security.

Supplemental redemption amount:	$1,000 × participation rate × basket performance; provided that the supplemental redemption amount will not be more than $250 per security.
Participation rate:	100%
Basket performance:	The sum of the commodity performance values of each of the basket commodities
Commodity performance value:	With respect to each basket commodity: [(final commodity price – initial commodity price) / initial commodity price] × weighting
Determination date:	In respect of each basket commodity, October 23, 2023, subject to adjustment for a non-trading day or a market disruption event in respect of the applicable basket commodity.
Interest:	None
CUSIP / ISIN:	61773QUZ0 / US61773QUZ08
No listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$950.30 per security. See “Investment Summary” on page 3.
Terms continued on the following page
Commissions and issue price:	Price to public	Agent’s commissions(1)(2)	Proceeds to issuer(3)
Per security	$1,000	$12.50	$987.50
Total	$11,600,000	$145,000	11,455,000
(1)	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $12.50 per $1,000 stated principal amount of securities.

(2)	Please see “Supplemental information concerning plan of distribution; conflicts of interest” in this pricing supplement for information about fees and commissions.

(3)	See “Use of proceeds and hedging” on page 30.

The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 12.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement for Commodity-Linked Partial Principal at Risk Securities dated November 16, 2020	Prospectus dated November 16, 2020
Morgan Stanley

Morgan Stanley Finance LLC
Commodity-Linked Partial Principal at Risk Securities due October 26, 2023 Based on the Performance of a Basket Consisting of Eight Commodities
Terms continued from previous page:
Maximum payment amount:	$1,250 per security (125% of the stated principal amount)
Minimum payment amount:	$970 per security (97.00% of the stated principal amount)
Commodity price:

For any trading day:

WTI crude oil: the official settlement price per barrel of West Texas Intermediate light sweet crude oil on the relevant exchange of the first nearby month futures contract, stated in U.S. dollars, as made public by the relevant exchange on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the relevant exchange), then the second nearby month futures contract on such date.

Brent crude oil: the official settlement price per barrel of Brent blend crude oil on the relevant exchange of the first nearby month futures contract, stated in U.S. dollars, as made public by the relevant exchange on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the relevant exchange), then the second nearby month futures contract on such date.

Natural gas: the official settlement price per one million British thermal units of natural gas on the relevant exchange of the first nearby month futures contract, stated in U.S. dollars, as made public by the relevant exchange on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the relevant exchange), then the second nearby month futures contract on such date.

Corn: the official settlement price per bushel of deliverable-grade corn on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange on such date.

Soybeans: the official settlement price per bushel of deliverable-grade soybeans on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by relevant exchange on such date.

Wheat: the official settlement price per bushel of deliverable-grade wheat on the relevant exchange of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by the relevant exchange on such date.

Copper: the official cash offer price per tonne of copper grade A on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange on such date.

Zinc: the official cash offer price per tonne of special high grade zinc on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange on such date.

Relevant exchange:

WTI crude oil: the NYMEX Division, or its successor, of the NYMEX

Brent crude oil: the ICE Futures Europe

Natural gas: the NYMEX Division, or its successor, of the NYMEX

Corn: the Chicago Board of Trade

Soybeans: the Chicago Board of Trade

Wheat: the Chicago Board of Trade

Copper: the London Metal Exchange

Zinc: the London Metal Exchange

Initial basket commodity price:	The commodity price for the applicable basket commodity on April 21, 2022 (the “strike date”), as set forth under “Basket—Initial basket commodity price” above.
Final basket commodity price:	The commodity price for the applicable basket commodity on the determination date, subject to adjustment for each basket commodity individually in the event of a market disruption event or a non-trading day.
April 2022	Page 2

Morgan Stanley Finance LLC
Commodity-Linked Partial Principal at Risk Securities due October 26, 2023 Based on the Performance of a Basket Consisting of Eight Commodities

Investment Summary

The Commodity-Linked Partial Principal at Risk Securities due October 26, 2023 (the “securities”) offer 100% participation in the positive performance of the basket, subject to the maximum payment amount, and provide investors:

▪	an opportunity to gain exposure to the basket, subject to the maximum payment amount

▪	the repayment of 97.00% of principal at maturity, subject to our credit risk

▪	100% participation in any appreciation of the basket over the term of the securities, subject to the maximum payment amount

At maturity, if the basket has depreciated, you will lose some of your investment.  All payments on the securities, including payment of the minimum payment amount, are subject to our credit risk.

Maturity:	Approximately 1.5 years
Participation rate:	100%
Maximum payment amount:	$1,250 per security (125% of the stated principal amount)
Minimum payment amount:	$970 per security (97.00% of the stated principal amount). Investors may lose up to 3.00% of the stated principal amount of the securities.
Basket weighting:	12.50% for each basket commodity
Interest:	None

The original issue price of each security is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000.  We estimate that the value of each security on the pricing date is $950.30.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the basket commodities.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket commodities, instruments based on the basket commodities, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the participation rate, the minimum payment amount and the maximum payment amount, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the basket commodities, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

April 2022	Page 3

Morgan Stanley Finance LLC
Commodity-Linked Partial Principal at Risk Securities due October 26, 2023 Based on the Performance of a Basket Consisting of Eight Commodities

Key Investment Rationale

The payment at maturity will be greater than the $1,000 stated principal amount per security only if the basket performance is greater than zero, subject to the maximum payment amount, and equal to or less than the $1,000 stated principal amount per security if the basket performance is equal to or less than zero, subject to the minimum payment amount.  The securities are for investors who are willing to risk up to 3.00% of their principal, who seek a commodity based-return and who are willing to forgo current income and upside above the maximum payment amount in exchange for the repayment of 97.00% of principal at maturity plus the potential to receive a supplemental redemption amount, if any.  All payments are subject to our credit risk. Investors may lose up to 3.00% of the stated principal amount of the securities.

Upside Scenario	The basket increases in value and, at maturity, you receive an amount per security equal to the sum of (i) the stated principal amount of $1,000 and (ii) 100% of the increase in the value of the basket, subject to the maximum payment amount of $1,250 per security (125% of the stated principal amount).
Downside Scenario	The basket declines in value and, at maturity, the securities redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the basket. The minimum payment amount is $970 per security.
April 2022	Page 4

Morgan Stanley Finance LLC
Commodity-Linked Partial Principal at Risk Securities due October 26, 2023 Based on the Performance of a Basket Consisting of Eight Commodities

Hypothetical Payout on the Securities

The payment at maturity will be greater than the $1,000 stated principal amount per security only if the basket performance is greater than zero, subject to the maximum payment amount, and equal to or less than the $1,000 stated principal amount per security if the basket performance is equal to or less than zero, subject to the minimum payment amount. The supplemental redemption amount will be calculated on the determination date as follows:

(i) $1,000 times (ii) the participation rate times (iii) the basket performance.

Under no circumstances will the payment at maturity be greater than the maximum payment amount of $1,250 per security (125.00% of the stated principal amount) or less than the minimum payment amount of $970 per security (97.00% of the stated principal amount).

The table below illustrates the payment at maturity for each security (including, where relevant, the supplemental redemption amount) for a hypothetical range of basket performances and does not cover the complete range of possible payouts at maturity.

Basket performance	Stated principal amount	Supplemental redemption amount	Payment at maturity	Percent return on $1,000 security
100%	$1,000	$250	$1,250	25%
90%	$1,000	$250	$1,250	25%
80%	$1,000	$250	$1,250	25%
70%	$1,000	$250	$1,250	25%
60%	$1,000	$250	$1,250	25%
50%	$1,000	$250	$1,250	25%
40%	$1,000	$250	$1,250	25%
30%	$1,000	$250	$1,250	25%
25%	$1,000	$250	$1,250	25%
20%	$1,000	$200	$1,200	20%
10%	$1,000	$100	$1,100	10%
5%	$1,000	$50	$1,050	5%
0%	$1,000	$0	$1,000	0%
-1%	$1,000	N/A	$990	-1%
-2%	$1,000	N/A	$980	-2%
-3%	$1,000	N/A	$970	-3%
-10%	$1,000	N/A	$970	-3%
-20%	$1,000	N/A	$970	-3%
-30%	$1,000	N/A	$970	-3%
-40%	$1,000	N/A	$970	-3%
-50%	$1,000	N/A	$970	-3%
-60%	$1,000	N/A	$970	-3%
-70%	$1,000	N/A	$970	-3%
-80%	$1,000	N/A	$970	-3%
-90%	$1,000	N/A	$970	-3%
-100%	$1,000	N/A	$970	-3%

How it works

▪	Upside Scenario. If the basket performance is positive, investors would receive the $1,000 stated principal amount per security plus 100% of the appreciation of the basket over the term of the securities, subject to the maximum payment amount.

▪	If the basket performance is 20%, the investor would receive a 20% return, or $1,200 per security.

▪	If the basket performance is 90%, the investor would receive only the maximum payment amount of 125% of the stated principal amount, or $1,250 per security.

April 2022	Page 5

Morgan Stanley Finance LLC
Commodity-Linked Partial Principal at Risk Securities due October 26, 2023 Based on the Performance of a Basket Consisting of Eight Commodities
▪	Downside Scenario. If the basket performance is less than or equal to 0%, investors would receive an amount less than (or equal to) the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decrease in the value of the basket, subject to the minimum payment amount of $970 per security.

▪	If the basket performance is -1%, the investor would lose 1% of their principal and receive only $990 per security at maturity, or 99% of the stated principal amount.

▪	If the basket performance is -50%, the investor would receive the minimum payment amount of 97.00% of the stated principal amount, or $970 per security.

April 2022	Page 6

Morgan Stanley Finance LLC
Commodity-Linked Partial Principal at Risk Securities due October 26, 2023 Based on the Performance of a Basket Consisting of Eight Commodities

Calculation of the Payment at Maturity

Basket Appreciation Example 1

Below is an example of how to calculate the payment at maturity if the basket has appreciated.  This example is based on the participation rate of 100% and the hypothetical data in the table below.  The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity price for any basket commodity.  The actual initial basket commodity price of each basket commodity is set forth on the cover page of this document. The numbers appearing below may have been rounded for ease of analysis.  As the basket has appreciated in value, the basket performance is positive and the payment at maturity includes a supplemental redemption amount based on the performance of the basket.

Basket commodity	Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
WTI crude oil	12.50%	$100	$120	20%
Brent crude oil	12.50%	$100	$90	-10%
Natural gas	12.50%	$7.00	$5.25	-25%
Corn	12.50%	800¢	880¢	10%
Soybeans	12.50%	1,600¢	1,520¢	-5%
Wheat	12.50%	1,000¢	1,400¢	40%
Copper	12.50%	$10,000	$11,000	10%
Zinc	12.50%	$2,000	$1,800	-10%

Basket performance = sum of the products of (x) the final basket commodity price for each basket commodity minus the initial basket commodity price for such basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

[(final WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price]  ×  12.50%; plus

[(final Brent crude oil price – initial Brent crude oil price) / initial Brent crude oil price]  ×  12.50%; plus

[(final natural gas price – initial natural gas price) / initial natural gas price]  ×  12.50%; plus

[(final corn price – initial corn price) / initial corn price]  ×  12.50%; plus

[(final soybeans price – initial soybeans price) / initial soybeans price]  ×  12.50%; plus

[(final wheat price – initial wheat price) / initial wheat price]  ×  12.50%; plus

[(final copper price – initial copper price) / initial copper price]  ×  12.50%; plus

[(final zinc price – initial zinc price) / initial zinc price]  ×  12.50%

So, using the final basket commodity prices above:

WTI crude oil =  [($120 - $100) / $100]  ×  12.50%  =  2.50%; plus

Brent crude oil =  [($90 - $100) / $100]  ×  12.50%  =  -1.25%; plus

Natural gas =  [($5.25 - $7.00) / $7.00]  ×  12.50%  =  -3.125%; plus corn =  [(880¢ - 800¢) / 800¢]  ×  12.50%  =  1.25%; plus

soybeans =  [(1,520¢ - 1,600¢) / 1,600¢]  ×  12.50%  =  -0.625%; plus wheat =  [(1,400¢ - 1,000¢) / 1,000¢]  ×  12.50%  =  5.00%; plus copper =  [($11,000 - $10,000) / $10,000]  ×  12.50%  =  1.25%; plus zinc =  [($1,800 – $2,000) / $2,000]  ×  12.50%  =  -1.25%

which equals

basket performance =   3.75%

The payment at maturity will equal $1,000 plus the supplemental redemption amount.  The supplemental redemption amount will equal (i) $1,000 times (ii) the participation rate times (iii) the basket performance, or:

April 2022	Page 7

Morgan Stanley Finance LLC
Commodity-Linked Partial Principal at Risk Securities due October 26, 2023 Based on the Performance of a Basket Consisting of Eight Commodities

$1,000   ×   100.00%   ×   3.75%   =   $37.50

The payment at maturity will equal $1,000 plus the supplemental redemption amount, or:

$1,000   +   $37.50   =   $1,037.50

Basket Appreciation Example 2

Below is an example of how to calculate the payment at maturity if the basket has appreciated.  This example is based on the participation rate of 100% and the hypothetical data in the table below.  The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity price for any basket commodity.  The numbers appearing below may have been rounded for ease of analysis.  In this example, although six basket components have depreciated or remained unchanged over the term of the securities, the appreciation of the other two components is great enough to mean that the basket has appreciated in value.  As a result, the basket performance is positive and the payment at maturity includes a supplemental redemption amount based on the performance of the basket.

Basket commodity	Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
WTI crude oil	12.50%	$100	$95	-5%
Brent crude oil	12.50%	$100	$95	-5%
Natural gas	12.50%	$7.00	$6.65	-5%
Corn	12.50%	800¢	800¢	0%
Soybeans	12.50%	1,600¢	1,520¢	-5%
Wheat	12.50%	1,000¢	1,400¢	40%
Copper	12.50%	$10,000	$16,000	60%
Zinc	12.50%	$2,000	$1,800	-10%

Basket performance = sum of the products of (x) the final basket commodity price for each basket commodity minus the initial basket commodity price for such basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

[(final WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price]  × 12.50%; plus

[(final Brent crude oil price – initial Brent crude oil price) / initial Brent crude oil price]  × 12.50%; plus

[(final natural gas price – initial natural gas price) / initial natural gas price]  × 12.50%; plus

[(final corn price – initial corn price) / initial corn price]  × 12.50%; plus

[(final soybeans price – initial soybeans price) / initial soybeans price]  × 12.50%; plus

[(final wheat price – initial wheat price) / initial wheat price]  × 12.50%; plus

[(final copper price – initial copper price) / initial copper price]  × 12.50%; plus

[(final zinc price – initial zinc price) / initial zinc price]  × 12.50%

So, using the final basket commodity prices above:

WTI crude oil =  [($95 - $100) / $100] × 12.50%  =  -0.625%; plus

Brent crude oil =  [($95 - $100) / $100] × 12.50%  =  -0.625%; plus

Natural gas =  [($6.65 - $7.00) / $7.00] × 12.50%  =  -0.625%; plus corn =  [(800¢ - 800¢) / 800¢] × 12.50%  =  0%; plus

soybeans =  [(1,520¢ - 1,600¢) / 1,600¢] × 12.50%  =  -0.625%; plus wheat =  [(1,400¢ - 1,000¢) / 1,000¢] × 12.50%  =  5.00%; plus copper =  [($16,000 - $10,000) / $10,000] × 12.50%  =  7.50%; plus zinc =  [($1,800 – $2,000) / $2,000] × 12.50%  =  -1.25%

April 2022	Page 8

Morgan Stanley Finance LLC
Commodity-Linked Partial Principal at Risk Securities due October 26, 2023 Based on the Performance of a Basket Consisting of Eight Commodities

which equals

basket performance =   8.75%

In the above example, the final basket commodity price of each of the basket components except for wheat and copper is lower than its respective initial basket commodity price.  Accordingly, although the final basket commodity prices of 75% of the basket commodities (by weight) have decreased in value over their respective initial basket commodity prices, the final basket commodity prices of the other 25% (by weight) of the basket have increased and, because they have increased significantly, their increase more than offsets the declines in the other basket commodities and, consequently, the basket performance is positive.  The payment at maturity per security will equal $1,000 plus the supplemental redemption amount; or:

The payment at maturity will equal $1,000 plus the supplemental redemption amount.  The supplemental redemption amount will equal (i) $1,000 times (ii) the participation rate times (iii) the basket performance, or:

$1,000   ×   100.00%   ×   8.75%   =   $87.50

The payment at maturity will equal $1,000 plus the supplemental redemption amount, or:

$1,000   +   $87.50   =   $1,087.50

Basket Appreciation Example 3

Below is an example of how to calculate the payment at maturity if the basket has appreciated.  This example is based on the participation rate of 100% and the hypothetical data in the table below.  The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity price for any basket commodity.  The numbers appearing below may have been rounded for ease of analysis.  As the basket has appreciated in value, the basket performance is positive and the payment at maturity includes a supplemental redemption amount based on the performance of the basket, subject to the maximum payment amount.

Basket commodity	Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
WTI crude oil	12.50%	$100	$180	80%
Brent crude oil	12.50%	$100	$90	-10%
Natural gas	12.50%	$7.00	$5.25	-25%
Corn	12.50%	800¢	1,440¢	80%
Soybeans	12.50%	1,600¢	1,520¢	-5%
Wheat	12.50%	1,000¢	1,600¢	60%
Copper	12.50%	$10,000	$18,000	80%
Zinc	12.50%	$2,000	$1,800	-10%

Basket performance = sum of the products of (x) the final basket commodity price for each basket commodity minus the initial basket commodity price for such basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

[(final WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price]  ×  12.50%; plus

[(final Brent crude oil price – initial Brent crude oil price) / initial Brent crude oil price]  ×  12.50%; plus

[(final natural gas price – initial natural gas price) / initial natural gas price]  ×  12.50%; plus

[(final corn price – initial corn price) / initial corn price]  ×  12.50%; plus

[(final soybeans price – initial soybeans price) / initial soybeans price]  ×  12.50%; plus

[(final wheat price – initial wheat price) / initial wheat price]  ×  12.50%; plus

[(final copper price – initial copper price) / initial copper price]  ×  12.50%; plus

[(final zinc price – initial zinc price) / initial zinc price]  ×  12.50%

April 2022	Page 9

Morgan Stanley Finance LLC
Commodity-Linked Partial Principal at Risk Securities due October 26, 2023 Based on the Performance of a Basket Consisting of Eight Commodities

So, using the final basket commodity prices above:

WTI crude oil =  [($180 - $100) / $100]  ×  12.50%  =  10.00%; plus

Brent crude oil =  [($90 - $100) / $100]  ×  12.50%  =  -1.25%; plus

Natural gas =  [($5.25 - $7.00) / $7.00]  ×  12.50%  =  -3.125%; plus corn =  [(1,520¢ - 800¢) / 800¢]  ×  12.50%  =  10.00%; plus soybeans =  [(1,520¢ - 1,600¢) / 1,600¢]  ×  12.50%  =  -0.625%; plus wheat =  [(1,600¢ - 1,000¢) / 1,000¢]  ×  12.50%  =  7.50%; plus copper =  [($18,000 - $10,000) / $10,000]  ×  12.50%  =  10.00%; plus zinc =  [($1,800 – $2,000) / $2,000]  ×  12.50%  =  -1.25%

which equals

basket performance   =   31.25%

The payment at maturity will equal the lesser of:

(i) $1,000 plus the supplemental redemption amount   =   $1,000   +   ($1,000   ×   100.00%   ×   31.25%)   =   $1,312.50

and

(ii) maximum payment amount   =   $1,250

The payment at maturity will equal the maximum payment amount, or:

$1,000   +   $250   =   $1,250.00

Basket Depreciation Example

If the basket performance is less than or equal to 0%, investors would receive an amount less than (or equal to) the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decrease in the value of the basket, subject to the minimum payment amount of $970 per security. Investors may lose up to 3.00% of the stated principal amount of the securities. Below is an example of a scenario in which the basket performance is less than 0% based on the hypothetical data in the table below.  The initial and final basket commodity prices below are hypothetical and do not reflect the actual initial or final basket commodity price for any basket commodity.  The numbers appearing below may have been rounded for ease of analysis.

Basket commodity	Weight in Basket	Hypothetical Initial basket commodity price	Hypothetical Final basket commodity price	Percentage Change
WTI crude oil	12.50%	$100	$90	-10%
Brent crude oil	12.50%	$100	$90	-10%
Natural gas	12.50%	$7	$5.60	-20%
Corn	12.50%	800¢	600¢	-25%
Soybeans	12.50%	1,600¢	1,440¢	-10%
Wheat	12.50%	1,000¢	850¢	-15%
Copper	12.50%	$10,000	$9,000	-10%
Zinc	12.50%	$2,000	$1,800	-10%

Basket performance = sum of the products of (x) the final basket commodity price for each basket commodity minus the initial basket commodity price for such basket commodity divided by the initial basket commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

[(final WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price]  × 12.50%; plus

[(final Brent crude oil price – initial Brent crude oil price) / initial Brent crude oil price]  × 12.50%; plus

[(final natural gas price – initial natural gas price) / initial natural gas price]  × 12.50%; plus

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[(final corn price – initial corn price) / initial corn price]  × 12.50%; plus

[(final soybeans price – initial soybeans price) / initial soybeans price]  × 12.50%; plus

[(final wheat price – initial wheat price) / initial wheat price]  × 12.50%; plus

[(final copper price – initial copper price) / initial copper price]  × 12.50%; plus

[(final zinc price – initial zinc price) / initial zinc price]  × 12.50%

So, using the final basket commodity prices above:

WTI crude oil =  [($90 - $100) / $100] × 12.50%  =  -1.25%; plus

Brent crude oil =  [($90 - $100) / $100] × 12.50%  =  -1.25%; plus

Natural gas =  [($5.60 - $7.00) / $7.00] × 12.50%  =  -2.50%; plus corn =  [(600¢ - 800¢) / 800¢] × 12.50%  =  -3.125%; plus

soybeans =  [(1,440¢ - 1,600¢) / 1,600¢] × 12.50%  =  -1.25%; plus wheat =  [(850¢ - 1,000¢) / 1,000¢] × 12.50%  =  -1.875%; plus copper =  [($9,000 - $10,000) / $10,000] × 12.50%  =  -1.25%; plus zinc =  [($1,800 – $2,000) / $2,000] × 12.50%  =  -1.25%

which equals

basket performance   =   -13.75%

In the above example, the final commodity price of each of the basket components is lower than its respective initial basket commodity price and the basket performance is negative.  The payment at maturity will equal the minimum payment amount of $970. In this example, investors lose 3.00% of the stated principal amount of the securities.

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Risk Factors

This section describes the material risks relating to the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

▪	The securities do not pay interest and provide for a minimum payment amount of only 97.00% of principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide for a minimum payment amount of only 97.00% of principal at maturity. If, on the determination date, the basket performance is less than zero, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decrease in the value of the basket, subject to the minimum payment amount of $970 per security (97.00% of the stated principal amount). You could lose up to 3.00% of your investment in the securities.

▪	The appreciation potential of the securities is limited by the maximum payment amount. The appreciation potential of the securities is limited by the maximum payment amount of $1,250 per security, or 125% of the stated principal amount. Because the payment at maturity will be limited to 125% of the stated principal amount for the securities, any increase in the basket performance by more than 25% will not further increase the return on the securities. Therefore, investors will not participate in any further appreciation of the basket, which may be significant.

▪	The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which we or certain of our affiliates, including Morgan Stanley & Co. LLC (“MS & Co.”), may be willing to purchase or sell the securities in the secondary market, including: the price of each of the basket commodities at any time and, in particular, on the valuation date, the volatility (frequency and magnitude of changes in value) of each of the basket commodities, interest and yield rates in the market, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket commodities or commodities markets in general and which may affect the final basket commodity prices of the basket commodities, trends of supply and demand for the basket commodities, as well as the effects of speculation or any government activity that could affect the commodities markets, the time remaining until the securities mature and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. As a result, the market value of the securities will vary and may be less than the original issue price at any time prior to maturity and sale of the securities prior to maturity may result in a loss.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari

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passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable on the securities is not linked to the price of the basket commodities at any time other than the determination date. The final basket commodity price for each basket commodity will be the commodity price for such basket commodity on the determination date, subject to postponement for non-trading days and certain market disruption events. Even if the prices of the basket commodities appreciate prior to the determination date but then drop by the determination date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the basket commodities prior to such drop. Although the actual prices of the basket commodities on the stated maturity date or at other times during the term of the securities may be higher than the final commodity prices, the payment at maturity will be based solely on the commodity prices on the determination date.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	Investing in the securities is not equivalent to investing in the basket commodities or in futures contracts or forward contracts on the basket commodities. By purchasing the securities, you do not purchase any entitlement to any of the basket commodities or futures contracts or forward contracts on any of the basket commodities. Further, by purchasing the securities, you are taking credit risk to us and not to any counter-party to futures contracts or forward contracts on the basket commodities.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire term of the securities. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if

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there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the initial basket commodity price, the final basket commodity price and the commodity performance value for each basket commodity, the basket performance, the supplemental redemption amount, if any, and whether a market disruption event has occurred. Additionally, the calculation agent will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MSCG, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of any commodity price in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Payment at Maturity—Calculation Agent and Calculations” and “—Alternate Exchange Calculation in the Case of an Event of Default” and related definitions in the accompanying prospectus supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments related or linked to the basket commodities), including trading in the basket commodities or futures contracts or forward contracts on the basket commodities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our affiliates also trade the basket commodities on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.

Any of these hedging or trading activities on or prior to the strike date could potentially increase the initial basket commodity prices and, therefore, could increase the prices at or above which the basket commodities must close on the determination date so that you do not lose some of your investment at maturity.  Additionally, such hedging or trading activities during the term of the securities, including on the determination date, could adversely affect the basket commodity prices on the determination date and, accordingly, the amount of cash you will receive at maturity.

Risks Relating to the Basket Components

▪	Changes in the price of one or more of the basket commodities may offset each other. Price movements in the basket commodities may not correlate with each other. At a time when the price of one basket commodity increases, the price of the other basket commodities may not increase as much, or may even decline. Therefore, in calculating the performance of the basket commodities on the determination date, increases in the price of one basket commodity may be moderated, or wholly offset, by lesser increases or declines in the price of the other basket commodities.

▪	Specific commodities’ prices are volatile and are affected by numerous factors specific to each market. Investments, such as the securities, linked to the prices of commodities, such as the basket commodities, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below:

WTI crude oil.  Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general

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economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world.  Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents, acts of terrorism or cyberattacks, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  WTI crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil.  As a result, the price of WTI crude oil may be more volatile than world crude oil prices generally.

In addition, the prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly.  For example, in April 2020, a collapse of demand for fuel contributed to an oversupply of crude oil that rapidly filled most available oil storage facilities.  Storage shortages meant that market participants that had contracted to buy and take delivery of crude oil were at risk of default under the terms of the May 2020 NYMEX WTI crude oil futures contract.  The scarcity of storage resulted in some market participants selling their futures contracts at a negative price (effectively paying another market participant to accept delivery of the crude oil referenced by the relevant contracts).  As a result, for the first time in history, crude oil futures contracts traded below zero.  On April 20, 2020, the last trading day before expiration of the May 2020 WTI crude oil futures contract, prices of that contract fell to negative $37.63. See “Basket Overview.”

Brent crude oil. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world.  Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents, acts of terrorism or cyberattacks, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  The price of Brent crude oil futures has experienced very severe price fluctuations over the recent past and there can be no assurance that this extreme price volatility will not continue in the future. See “Basket Overview.”

Natural gas. Natural gas is used primarily for residential and commercial heating and in the production of electricity. Natural gas has also become an increasingly popular source of energy in the United States, both for consumers and industry. However, because natural gas can be used as a substitute for coal and oil in certain circumstances, the price of coal and oil influence the price of natural gas. The level of global industrial activity influences the demand for natural gas. The demand for natural gas has traditionally been cyclical, with higher demand during the winter months and lower demand during relatively warmer summer months. Seasonal temperatures in countries throughout the world can also heavily influence the demand for natural gas. The world’s supply of natural gas is concentrated in the former Soviet Union, the Middle East, Europe and Africa. In general, the supply of natural gas is based on competitive market forces. Inadequate supply at any one time leads to price increases, which signal to production companies the need to increase the supply of natural gas to the market. The ability of production companies to supply natural gas, however, is dependent on a number of factors. Factors that

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affect the short term supply of natural gas include the availability of skilled workers and equipment, permitting and well development, as well as weather and delivery disruptions (e.g., hurricanes, labor strikes and wars). In addition, production companies face more general barriers to their ability to increase the supply of natural gas, including access to land, the expansion of pipelines and the financial environment. These factors, which are not exhaustive, are interrelated and can have complex and unpredictable effects on the supply for, and the price of, natural gas.

Corn. The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol. The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed. Negative developments in those industries may lessen the demand for corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease. The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn. The United States is the world’s largest supplier of corn, followed by China and Brazil. The supply of corn is particularly sensitive to weather patterns in the United States and China. In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

Soybeans. Demand for soybeans is in part linked to the development of agricultural, industrial and energy uses for soybeans. In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture and trade specifically, and trade, fiscal and monetary issues, more generally. Soybean prices are also affected by extrinsic factors such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals. Soy biodiesel, animal agriculture, vegetable oil, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand. In addition, substitution of other commodities for soybeans could also impact the price of soybeans. The supply of soybeans is particularly sensitive to weather patterns such as floods, drought and freezing conditions, planting decisions and the price of fuel, seeds and fertilizers. In addition, technological advances and scientific developments could lead to increases in worldwide production of soybeans and corresponding decreases in the price of soybeans. The United States, Argentina and Brazil are the three largest suppliers of soybean crops.

Wheat. Wheat prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of grain, which are driven by global grain production, population growth and economic activity. Demand for wheat is in part linked to the development of agricultural, industrial and energy uses for wheat including the use of wheat for the production of animal feed and bioethanol, which may have a major impact on worldwide demand for wheat. In addition, prices for wheat are affected by governmental and intergovernmental programs and policies regarding trade, agriculture, and energy and, more generally, regarding fiscal and monetary issues. Wheat prices may also be influenced by or dependent on retail prices, social trends, lifestyle changes and market power. Substitution of other commodities for wheat could also impact the price of wheat. The supply of wheat is particularly sensitive to weather patterns such as floods, drought and freezing conditions, planting decisions, the price of fuel, seeds and fertilizers and the current and previous price of wheat. In addition, technological advances and scientific developments could lead to increases in worldwide production of wheat and corresponding decreases in the price of wheat. Extrinsic factors affecting wheat prices include natural disasters, pestilence, wars and political and civil upheavals. China, India and the United States are the three largest suppliers of wheat crops.

Copper.  Demand for copper is significantly influenced by the level of global industrial economic activity.  Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors.  In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development.  An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels.  There are substitutes for copper in various applications.  Their availability and price will also affect demand for copper.  The main sources of copper are mines in Latin America and Eastern Europe and copper is refined mainly in Latin America, Australia and Asia.  The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters.  In previous years, copper supply has been affected by strikes,

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financial problems and terrorist activity.  It is not possible to predict the aggregate effect of all or any combination of these factors.  See “Basket Overview.”

Zinc. Demand for zinc is significantly influenced by the level of global industrial economic activity. The galvanized steel industrial sector is particularly important to demand for zinc given that the use of zinc in the manufacture of galvanized steel accounts for a significant percentage of worldwide zinc demand. The galvanized steel sector is in turn heavily dependent on the automobile and construction sectors. Growth in the production of galvanized steel will drive zinc demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. The supply of zinc concentrate (the raw material) is dominated by Australia, North America and Latin America. The supply of zinc is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters.

Additionally, recently, prior to and since Russia’s further invasion of Ukraine, the prices of oil and wheat, including the prices of WTI crude oil futures contracts, Brent crude oil futures contracts and wheat futures contracts, have been volatile and increased significantly. This conflict has led to disruptions in the supply of oil and the supply of wheat and caused fluctuations in the price of oil and the price of wheat, and changing geopolitical conditions and political events in Europe, the Middle East and elsewhere are likely to cause continued volatility in the price of oil and the price of wheat. In addition, on March 8, 2022, the U.S. Government issued an executive order banning the import of Russian oil to the United States. The U.S. Congress has also passed legislation to ban imports of Russian oil. These actions, and similar governmental, regulatory or legislative actions in the United States or in other jurisdictions, including, without limitation, sanctions-related actions by the U.S. or foreign governments, could cause prices of oil futures contracts and wheat futures contracts to become even more volatile and unpredictable. Any of these developments could adversely affect the price of WTI crude oil futures, Brent crude oil futures and wheat futures, and, therefore, the value of the securities and the payment at maturity.

▪	Suspensions or disruptions of market trading in commodity and related futures markets may adversely affect the price of the securities. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the prices of some of the basket commodities and, therefore, the value of the securities.

▪	There are risks relating to the trading of metals on the London Metal Exchange. The official cash offer price of copper is determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on any determination date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of copper, and consequently, your payment at maturity, if any, could be adversely affected.

▪	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities. The securities have returns based on the change in price of futures contracts on WTI crude oil, Brent crude oil, natural gas, corn, soybeans and wheat, not the change in the spot price of actual physical commodities to which such futures contracts relate. The price of a futures contract reflects the expected

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value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price.  Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity.  While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact.  In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time.  Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

▪	Differences between futures prices and the spot prices of the physical commodities which, in part, compose the basket may decrease the amount payable at maturity. The commodity prices that are used to determine the initial basket commodity prices and the final basket commodity prices for the physical commodities which, in part, compose the basket and, therefore, the payment at maturity on the securities are determined by reference to the settlement prices of the first nearby month futures contract for each such commodity on the strike date and determination date, respectively, provided that if such date falls on the last trading day of such futures contract, then the second nearby month futures contract on such date, and will not therefore reflect the spot prices of such physical commodities on such dates. The market for futures contracts on the basket commodities has experienced periods of backwardation, in which futures prices are lower than the spot price, and periods of contango, in which futures prices are higher than the spot price. If the contract for any basket commodity is in contango on the strike date or in backwardation on the determination date, the payment at maturity payable, if any, on the maturity date, may be less than if the initial commodity price or the final commodity price for such basket commodity, respectively, were determined with reference to the spot price.

▪	Legal and regulatory changes could adversely affect the return on and value of the securities. Futures contracts and options on futures contracts, including those related to the basket commodities, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts.  While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid.  Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits.  If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

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Morgan Stanley Finance LLC
Commodity-Linked Partial Principal at Risk Securities due October 26, 2023 Based on the Performance of a Basket Consisting of Eight Commodities

Basket Overview

The basket is an equally-weighted basket composed of eight commodities.

Basket commodity information as of April 19, 2022
Basket Commodity	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low	Weighting
WTI crude oil	CL1	$102.56	$63.38	$123.70 (on 3/8/2022)	$61.35 (on 4/21/2021)	12.50%
Brent crude oil	CO1	$107.25	$67.05	$127.98 (on 3/8/2022)	$ 65.11 (on 5/20/2021)	12.50%
Natural gas	NG1	$7.176	$2.749	$7.8200 (on 4/18/2022)	$2.6920 (on 4/21/2021)	12.50%
Corn	C 1	804.00¢	592.00¢	813.25¢ (on 4/18/2022)	495.75¢ (on 9/7/2021)	12.50%
Soybeans	S 1	1,716.50¢	1,449.75¢	1,718.75¢ (on 3/23/2022)	1,178.00¢ (on 11/8/2021)	12.50%
Wheat	W 1	1,099.00¢	652.25¢	1,425.25¢ (on 3/7/2022)	608.50¢ (on 7/9/2021)	12.50%
Copper	LOCADY	$10,381.00	$9,415.00	$10,730.00 (on 3/7/2022)	$8,775.50 (on 8/19/2021)	12.50%
Zinc	LOZSDY	$4,530.00	$2,842.00	$4,515.00 (on 4/13/2022)	$2,793.50 (on 4/21/2021)	12.50%

* Bloomberg ticker symbols are being provided for reference purposes only.  The initial basket commodity price was determined and the final basket commodity price for each basket commodity will be determined based on the values published by the relevant exchange and, notwithstanding the Bloomberg ticker symbols provided for reference purposes above, such prices (in the case of WTI crude oil, Brent crude oil, natural gas, corn, soybeans and wheat) may be based on the second nearby month futures contract, as further described under “Commodity price” on page 2.

The following graph is calculated to show the performance of the basket during the period from January 1, 2017 through April 19, 2022, assuming the basket commodities are weighted as set out above, and illustrates the effect of the offset and/or correlation among the basket commodities during such period.  The graph does not attempt to show your expected return on an investment in the securities.  You cannot predict the future performance of any basket commodity or of the basket as a whole, or whether increases in the price of any basket commodity will be offset by decreases in the prices of the other basket commodities.  The historical performance of the basket and the degree of correlation between the price trends of the basket commodities (or lack thereof) should not be taken as an indication of its future performance.

Historical Basket Performance January 1, 2017 through April 19, 2022

April 2022	Page 19

Morgan Stanley Finance LLC
Commodity-Linked Partial Principal at Risk Securities due October 26, 2023 Based on the Performance of a Basket Consisting of Eight Commodities

The following graphs set forth the daily prices for each of the basket commodities for each quarter in the period from January 1, 2017 through April 19, 2022.  The related tables set forth the published high and low, as well as end-of-quarter, prices for each respective basket commodity for the same period.  The commodity prices on April 19, 2022 were, in the case of WTI crude oil, $102.56, in the case of Brent crude oil, $107.25, in the case of Natural gas, $7.176, in the case of Corn – CBOT, 804.00¢, in the case of Soybeans – CBOT 1,716.50¢, in the case of Wheat – CBOT, 1,099.00¢, in the case of copper, $10,381.00 and in the case of Zinc, $4,530.00.  We obtained the information in the graphs and tables from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the basket commodities should not be taken as an indication of future performance.

Daily Prices of WTI Crude Oil January 1, 2017 to April 19, 2022

WTI Crude Oil (in U.S. dollars)	High ($)	Low($)	Period End ($)
2017
First Quarter	54.45	47.34	50.60
Second Quarter	53.40	42.53	46.04
Third Quarter	52.22	44.23	51.67
Fourth Quarter	60.42	49.29	60.42
2018
First Quarter	66.14	59.19	64.94
Second Quarter	74.15	62.06	74.15
Third Quarter	74.14	65.01	73.25
Fourth Quarter	76.41	42.53	45.41
2019
First Quarter	60.14	46.54	60.14
Second Quarter	66.30	51.14	58.47
Third Quarter	62.90	51.09	54.07
Fourth Quarter	61.72	52.45	61.06
2020
First Quarter	63.27	20.09	20.48
Second Quarter	40.46	-37.63	39.27
Third Quarter	43.39	36.76	40.22
Fourth Quarter	49.10	35.79	48.52
2021
First Quarter	66.09	47.62	59.16
Second Quarter	74.05	58.65	73.47
Third Quarter	75.45	62.32	75.03
Fourth Quarter	84.65	65.57	75.21
2022
First Quarter	123.70	76.08	100.28
Second Quarter (through April 19, 2022)	108.21	94.29	102.56
April 2022	Page 20

Morgan Stanley Finance LLC
Commodity-Linked Partial Principal at Risk Securities due October 26, 2023 Based on the Performance of a Basket Consisting of Eight Commodities

The prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly.  In April 2020, crude oil futures contracts traded below zero.  See “Risk Factors—Specific commodities’ prices are volatile and are affected by numerous factors specific to each market—WTI crude oil.”

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Morgan Stanley Finance LLC
Commodity-Linked Partial Principal at Risk Securities due October 26, 2023 Based on the Performance of a Basket Consisting of Eight Commodities
Daily Prices of Brent Crude Oil January 1, 2017 to April 19, 2022

Brent Crude Oil (in U.S. dollars)	High ($)	Low ($)	Period End ($)
2017
First Quarter	57.10	50.56	52.83
Second Quarter	56.23	44.82	47.92
Third Quarter	59.02	46.71	57.54
Fourth Quarter	67.02	55.62	66.87
2018
First Quarter	70.53	62.59	70.27
Second Quarter	79.80	67.11	79.44
Third Quarter	82.72	70.76	82.72
Fourth Quarter	86.29	50.47	53.80
2019
First Quarter	68.50	54.91	68.39
Second Quarter	74.57	59.97	66.55
Third Quarter	69.02	56.23	60.78
Fourth Quarter	68.44	57.69	66.00
2020
First Quarter	68.91	22.74	22.74
Second Quarter	43.08	19.33	41.15
Third Quarter	45.86	39.61	40.95
Fourth Quarter	52.26	37.46	51.80
2021
First Quarter	69.63	51.09	63.54
Second Quarter	76.18	62.15	75.13
Third Quarter	79.53	65.18	78.52
Fourth Quarter	86.40	68.87	77.78
2022
First Quarter	127.98	78.98	107.91
Second Quarter (through April 19, 2022)	113.16	98.48	107.25
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Morgan Stanley Finance LLC
Commodity-Linked Partial Principal at Risk Securities due October 26, 2023 Based on the Performance of a Basket Consisting of Eight Commodities
Daily Prices of Natural Gas January 1, 2017 to April 19, 2022

Natural Gas (in U.S. dollars)	High ($)	Low ($)	Period End ($)
2017
First Quarter	3.4190	2.5640	3.1900
Second Quarter	3.4240	2.8930	3.0350
Third Quarter	3.1460	2.7740	3.0070
Fourth Quarter	3.2130	2.5980	2.9530
2018
First Quarter	3.6310	2.5520	2.7330
Second Quarter	3.0220	2.6560	2.9240
Third Quarter	3.0820	2.7210	3.0080
Fourth Quarter	4.8370	2.9400	2.9400
2019
First Quarter	3.5910	2.5510	2.6620
Second Quarter	2.7080	2.1850	2.3080
Third Quarter	2.6810	2.0700	2.3300
Fourth Quarter	2.8620	2.1580	2.1890
2020
First Quarter	2.2020	1.6020	1.6400
Second Quarter	2.1340	1.4820	1.7510
Third Quarter	2.6570	1.6410	2.5270
Fourth Quarter	3.3540	2.3050	2.5390
2021
First Quarter	3.2190	2.4460	2.6080
Second Quarter	3.6500	2.4560	3.6500
Third Quarter	5.8670	3.5960	5.8670
Fourth Quarter	6.3120	3.5610	3.7300
2022
First Quarter	6.2650	3.7170	5.6420
Second Quarter (through April 19, 2022)	7.8200	5.7120	7.1760
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Morgan Stanley Finance LLC
Commodity-Linked Partial Principal at Risk Securities due October 26, 2023 Based on the Performance of a Basket Consisting of Eight Commodities
Daily Prices of Corn January 1, 2017 to April 19, 2022

Corn (in U.S. cents)	High (¢)	Low (¢)	Period End (¢)
2017
First Quarter	378.75	353.75	364.25
Second Quarter	387.75	356.75	370.50
Third Quarter	392.25	329.50	355.25
Fourth Quarter	353.75	335.75	350.75
2018
First Quarter	387.75	346.25	387.75
Second Quarter	408.50	345.00	350.25
Third Quarter	372.25	330.25	356.25
Fourth Quarter	385.50	356.00	375.00
2019
First Quarter	383.00	352.50	356.50
Second Quarter	454.75	342.50	420.25
Third Quarter	449.50	340.75	388.00
Fourth Quarter	397.75	357.75	387.75
2020
First Quarter	393.75	335.25	340.75
Second Quarter	338.50	302.75	338.50
Third Quarter	379.00	307.75	379.00
Fourth Quarter	484.00	379.50	484.00
2021
First Quarter	565.00	483.75	564.25
Second Quarter	772.75	553.25	720.00
Third Quarter	719.75	495.75	536.75
Fourth Quarter	614.75	512.25	593.25
2022
First Quarter	764.50	587.50	748.75
Second Quarter (through April 19, 2022)	813.25	735.00	804.00
April 2022	Page 24

Morgan Stanley Finance LLC
Commodity-Linked Partial Principal at Risk Securities due October 26, 2023 Based on the Performance of a Basket Consisting of Eight Commodities
Daily Prices of Soybeans January 1, 2017 to April 19, 2022

Soybeans (in U.S. cents)	High (¢)	Low (¢)	Period End (¢)
2017
First Quarter	1,075.00	946.00	946.00
Second Quarter	976.25	904.00	942.25
Third Quarter	1,025.25	921.75	968.25
Fourth Quarter	1,008.50	945.75	951.75
2018
First Quarter	1,066.75	940.50	1,044.75
Second Quarter	1,060.75	858.50	858.50
Third Quarter	903.75	814.00	845.50
Fourth Quarter	920.00	833.50	882.50
2019
First Quarter	925.25	877.75	884.25
Second Quarter	915.50	791.00	899.75
Third Quarter	906.75	843.25	906.00
Fourth Quarter	943.00	870.50	943.00
2020
First Quarter	944.25	821.75	886.00
Second Quarter	884.25	826.00	884.25
Third Quarter	1,043.50	870.25	1,023.50
Fourth Quarter	1,315.25	1,020.75	1,315.25
2021
First Quarter	1,441.25	1,311.75	1,436.75
Second Quarter	1,660.50	1,329.75	1,450.00
Third Quarter	1,467.75	1,256.00	1,256.00
Fourth Quarter	1,362.50	1,178.00	1,328.75
2022
First Quarter	1,718.75	1,344.00	1,618.25
Second Quarter (through April 19, 2022)	1,716.50	1,582.75	1,716.50
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Morgan Stanley Finance LLC
Commodity-Linked Partial Principal at Risk Securities due October 26, 2023 Based on the Performance of a Basket Consisting of Eight Commodities
Daily Prices of Wheat January 1, 2017 to April 19, 2022

Wheat (in U.S. cents)	High (¢)	Low (¢)	Period End (¢)
2017
First Quarter	454.75	406.50	426.50
Second Quarter	511.00	402.50	511.00
Third Quarter	539.25	400.00	448.25
Fourth Quarter	448.00	387.25	427.00
2018
First Quarter	505.50	416.50	451.00
Second Quarter	543.00	446.25	497.50
Third Quarter	574.50	469.75	509.00
Fourth Quarter	535.25	487.25	503.25
2019
First Quarter	527.25	422.25	457.75
Second Quarter	547.50	418.50	528.00
Third Quarter	536.25	447.25	495.75
Fourth Quarter	558.75	488.75	558.75
2020
First Quarter	581.50	498.00	568.75
Second Quarter	556.50	474.00	490.00
Third Quarter	578.00	489.50	578.00
Fourth Quarter	640.75	563.75	640.50
2021
First Quarter	680.25	601.75	618.00
Second Quarter	773.50	611.00	671.50
Third Quarter	762.25	608.50	725.50
Fourth Quarter	856.00	718.75	770.75
2022
First Quarter	1,425.25	741.50	1,006.00
Second Quarter (through April 19, 2022)	1,120.50	984.50	1,099.00
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Morgan Stanley Finance LLC
Commodity-Linked Partial Principal at Risk Securities due October 26, 2023 Based on the Performance of a Basket Consisting of Eight Commodities
Daily Prices of Copper January 1, 2017 to April 19, 2022

Copper (in U.S. dollars)	High ($)	Low ($)	Period End ($)
2017
First Quarter	6,145.00	5,500.50	5,849.00
Second Quarter	5,907.50	5,466.00	5,907.50
Third Quarter	6,904.00	5,780.00	6,485.00
Fourth Quarter	7,216.00	6,447.00	7,157.00
2018
First Quarter	7,202.50	6,500.00	6,685.00
Second Quarter	7,262.50	6,625.00	6,646.00
Third Quarter	6,595.00	5,823.00	6,180.00
Fourth Quarter	6,325.00	5,931.50	5,965.00
2019
First Quarter	6,572.00	5,811.00	6,485.00
Second Quarter	6,509.00	5,756.00	5,972.00
Third Quarter	6,066.00	5,537.00	5,728.00
Fourth Quarter	6,211.00	5,599.00	6,156.00
2020
First Quarter	6,300.50	4,617.50	4,797.00
Second Quarter	6,038.00	4,772.00	6,038.00
Third Quarter	6,837.00	6,016.50	6,610.00
Fourth Quarter	7,964.00	6,409.50	7,741.50
2021
First Quarter	9,614.50	7,755.50	8,850.50
Second Quarter	773.50	611.00	671.50
Third Quarter	9,781.00	8,775.50	9,041.00
Fourth Quarter	10,652.00	9,091.50	9,692.00
2022
First Quarter	10,730.00	9,565.00	10,337.00
Second Quarter (through April 19, 2022)	10,426.00	10,201.00	10,381.00
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Morgan Stanley Finance LLC
Commodity-Linked Partial Principal at Risk Securities due October 26, 2023 Based on the Performance of a Basket Consisting of Eight Commodities
Daily Prices of Zinc January 1, 2017 to April 19, 2022

Zinc (in U.S. dollars)	High ($)	Low ($)	Period End ($)
2017
First Quarter	2,971.00	2,530.00	2,782.50
Second Quarter	2,777.00	2,434.50	2,754.00
Third Quarter	3,217.00	2,737.00	3,217.00
Fourth Quarter	3,370.00	3,094.00	3,309.00
2018
First Quarter	3,618.00	3,215.00	3,332.00
Second Quarter	3,284.50	2,895.00	2,948.00
Third Quarter	2,915.00	2,287.00	2,573.00
Fourth Quarter	2,740.00	2,506.00	2,510.50
2019
First Quarter	3,000.00	2,462.00	3,000.00
Second Quarter	3,018.00	2,518.00	2,580.50
Third Quarter	2,546.00	2,211.00	2,377.00
Fourth Quarter	2,595.00	2,221.50	2,293.00
2020
First Quarter	2,466.50	1,773.50	1,867.50
Second Quarter	2,073.00	1,843.00	2,056.50
Third Quarter	2,554.00	2,007.50	2,413.00
Fourth Quarter	2,841.50	2,298.00	2,723.50
2021
First Quarter	2,894.50	2,539.00	2,795.00
Second Quarter	3,063.50	2,754.50	2,945.50
Third Quarter	3,110.00	2,912.00	3,015.00
Fourth Quarter	3,815.00	2,999.00	3,630.00
2022
First Quarter	4,260.00	3,535.00	4,260.00
Second Quarter (through April 19, 2022)	4,515.00	4,250.00	4,530.00
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Morgan Stanley Finance LLC
Commodity-Linked Partial Principal at Risk Securities due October 26, 2023 Based on the Performance of a Basket Consisting of Eight Commodities

Additional Terms of the Securities

Please read this information in conjunction with the final terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described herein shall control.
Postponement of maturity date:	If, due to a market disruption event or otherwise, the date for determining the final basket commodity price of any basket commodity is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the final date by which the final basket commodity price for all basket commodities has been determined.
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”) and its successors
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to a market disruption event with respect to any basket commodity on the scheduled determination date or otherwise, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.  The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date, and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual date by which the final basket commodity price for each basket commodity has been determined.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash, if any, to be delivered with respect to the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the securities, if any, to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Morgan Stanley Finance LLC
Commodity-Linked Partial Principal at Risk Securities due October 26, 2023 Based on the Performance of a Basket Consisting of Eight Commodities

Additional Information About the Securities

Additional provisions:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the securities should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the securities, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the securities.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the securities generally will be treated as ordinary income.  The comparable yield and the projected payment schedule with respect to a security can be obtained by contacting Morgan Stanley at StructuredNotesTaxInfo@morganstanley.com.

You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the securities.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the securities for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the securities.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”).  Because the securities reference a basket of commodities, and neither the basket nor any of the commodities is treated for U.S. federal income tax purposes as an Underlying Security, payment on the securities to Non-U.S. Holders should not be subject to Section 871(m).

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds we receive from the sale of the securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the securities borne by you and described on page 3 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the strike date, we will hedge our anticipated exposure in connection with the securities, by entering into hedging transactions with our subsidiaries and/or third-party dealers.  We expect our hedging counterparties to take positions in any of the basket commodities, in futures or options contracts on any of the basket commodities listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging.  Such purchase activity could increase the initial basket commodity prices of the basket commodities and, therefore, could increase the price at or above which the basket commodities must close on the determination date so that you do not lose some of your investment at maturity.  Additionally, such hedging or trading activities during the term of the securities, including on the determination date, could potentially affect whether the basket performance is positive and, accordingly, the amount of cash you will receive at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
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Morgan Stanley Finance LLC
Commodity-Linked Partial Principal at Risk Securities due October 26, 2023 Based on the Performance of a Basket Consisting of Eight Commodities
Supplemental information concerning plan of distribution; conflicts of interest:

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the Issuer or one of its affiliates that will not exceed $12.50 per $1,000 stated principal amount of securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for commodity-linked partial principal at risk securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the prospectus supplement for commodity-linked partial principal at risk securities and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus supplement for commodity-linked partial principal at risk securities and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for Commodity-Linked Partial Principal at Risk Securities dated November 16, 2020

Prospectus dated November 16, 2020

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